Exhibit 99.1

FOR IMMEDIATE RELEASE

For: Authentidate Holding Corp.

Berkeley Heights, NJ

May 15, 2014

AUTHENTIDATE HOLDING CORP. REPORTS FISCAL 2014 THIRD QUARTER RESULTS

Operating Loss Narrows for the Quarter and Year-to-date Periods;

Diversification of Revenue Base Continues

Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure web-based software applications and telehealth products and services for healthcare organizations, today announced financial results for the three-month and nine-month periods ended March 31, 2014.

Selected highlights for the third quarter include:

•	Rated one of the top 10 telehealth vendors worldwide in IHS World Market for Telehealth 2014 Edition study.

•	Improved operating margins and reduced operating and net losses compared to the prior year periods.

•	Announced new commercial market customers for our telehealth products and services.

•	Strengthened the company’s balance sheet with the sale of certain non-core assets for net proceeds of approximately $851,000 and a gain on the sale of approximately $101,000.

Following the end of the quarter, the company announced that the Department of Veterans Affairs (VA) has exercised its third option to extend the term of our contract for Home Telehealth Devices and Services. The term of this option year begins May 15, 2014 and extends the contract to May 14, 2015. The base contract also includes one additional option to extend the contract for one year beyond this term. The company also announced that Yankee Alliance, a leading healthcare group purchasing organization, has awarded the company two contracts for our telehealth products and services and our automated hospital discharge solution. The new contracts enable the company to provide Yankee Alliance members with solutions to help them reduce hospital readmissions, reduce operating costs and improve patient outcomes.

Ben Benjamin, Chief Executive Officer of Authentidate, stated, “We continued to make solid progress with our business during the quarter as evidenced by the improvement in our operating margins and the decrease in our operating and net losses for the period. Although the recovery in our telehealth revenues for the quarter from our VA project was slower than we had expected, we believe we are back on track with this project and we expect the pace of our revenue growth to accelerate for the remainder of our fiscal year and beyond. The VA has continued to expand the size and scope of their telehealth program to cover additional diseases, behavioral health conditions and wellness programs and we believe that we are well positioned to serve these growing needs with our innovative telehealth solutions. We believe the extension of our contract with the VA reflects positively on our progress with this important customer and we will continue to focus on increasing the number of Veterans that we serve. As previously reported, market consolidation and the competitive bidding process for healthcare products has continued to impact several of our hosted software services customers and revenues for our referral and order management solution were down compared to the prior quarter and year-to-date periods. While these trends are impacting our results in the short-term, we are starting to see a turn-around in our hosted software services revenues as healthcare reforms and industry trends to lower costs and automate healthcare processes take hold. We believe we will continue to benefit from these ongoing reforms and industry trends and we believe that we are well positioned for growth as we help customers address these emerging market needs.”

Mr. Benjamin continued, “We are also seeing an increasing interest in our products and services from commercial organizations that are searching for ways to address these ongoing regulatory reforms and healthcare industry trends. New customers like Florida Hospital Memorial Medical Center and Canton-Potsdam Hospital are using our telehealth solutions and Yankee Alliance selected us to provide our telehealth and automated hospital discharge solutions to their member organizations. These are positive developments for our business as we focus on growing and diversifying our revenue base and they help to demonstrate that we have the right products and services to address these emerging healthcare market needs. Our pipeline remains solid and we believe demand for our product and service offerings will continue to increase as the Affordable Care Act and other healthcare reforms are implemented.”

Third Quarter Fiscal 2014 Financial Results

Revenues for the quarter ended March 31, 2014 decreased approximately 13% to $1.2 million compared to $1.4 million for the prior year period. The decrease in revenues for the quarter is due primarily to lower transaction volumes for our hosted software services and, to a lesser extent, lower revenues from sales of our telehealth products. Revenues for the third quarter decreased approximately 16% compared to the second quarter of fiscal 2014 due primarily to lower revenues from our telehealth products and services and, to a lesser extent, lower transaction volumes for our hosted software services.

Operating loss for the quarter ended March 31, 2014 was $1.7 million compared to $1.9 million for the prior year period. This decrease is due primarily to lower legal and investor relation expenses, a state payroll tax credit and an improvement in gross margin for the period which offset higher selling and stock option expenses. Net loss for the quarter was $1.6 million, or $0.04 per share, compared to $2.7 million, or $0.11 per share for the prior year period. The decrease in net loss for the quarter is due to the improvement in operating results discussed above, a decrease in the non-cash amortization of debt discount and a gain of approximately $101,000 on the sale of non-core assets.

Year-to-Date Financial Results

Revenues for the nine months ended March 31, 2014 increased approximately 33% to $4.5 million compared to $3.4 million for the prior year period. The increase in revenues for the period reflects an increase in revenues from our telehealth products and services which offset lower revenues from our hosted software services.

Operating loss for the nine months ended March 31, 2014 was $5.0 million compared to $5.7 million for the prior year period. This decrease is due primarily to the increase in revenues, an improvement in gross margin for the period, lower legal expenses and state payroll tax credits that offset higher selling and stock option expenses. Net loss for the nine month period was $5.0 million, or $0.20 per share, compared to $7.9 million, or $0.33 per share, for the prior year period. The decrease in net loss for the period is due primarily to the improvement in operating results discussed above, a decrease in the non-cash amortization of debt discount and the gain on the sale of non-core assets.

Balance Sheet

As of March 31, 2014 unrestricted cash, cash equivalents and marketable securities were $2.6 million and the company had working capital of $4.1 million.

Mr. Benjamin concluded, “The fundamental value proposition of healthcare information technology services remains strong and we believe our company is well positioned to benefit from ongoing healthcare reforms to reduce costs, shorten hospital stays, reduce hospital readmissions, shift patient care towards wellness and preventative care programs and automate healthcare records and processes. Short-term delays with our revenue growth have not changed the intermediate or long-term opportunity for the company and we continue to be confident that we are uniquely situated with proven technology to address today’s healthcare challenges.”

Conference Call Details

Management will host a conference call on Thursday, May 15, 2014, at 4:30 p.m. ET, to discuss the latest corporate developments and results. The dial-in number for callers in the U.S. is (877) 407-8293 and the dial in number for international callers is (201) 689-8349. Or, participants may access a live webcast of the conference call by clicking the link listed on Authentidate’s Investor Events Page at URL: http://www.authentidate.com/investors/investor-events

A dial-in replay of the call will be available through May 22, 2014. To access the replay, please dial (877) 660-6853 in the U.S. and (201) 612-7415 internationally, and then enter the conference ID # 13581173. A link to replay the webcast of the conference call will be listed on Authentidate’s Investor Events & Presentations page at http://www.authentidate.com/investors/investor-events

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based software applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine patient vital signs monitoring with a web application that streamlines patient care management. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate, Inscrybe and InscrybeMD are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

- Financial Tables Follow -

Media Contacts:

Peter Seltzberg, Hayden IR,

peter@haydenir.com or (646) 415-8972

Brett Maas, Hayden IR,

Brett@haydenir.com or (646) 536-7331

Source: Authentidate Holding Corp.

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

(in thousands, except per share data )	March 31, 2014 (Unaudited)	June 30, 2013

Assets
Current assets
Cash and cash equivalents	$2,420	$3,505
Restricted cash	256	256
Marketable securities	210	210
Accounts receivable, net	659	566
Inventory	3,039	3,959
Prepaid expenses and other current assets	373	688

Total current assets	6,957	9,184
Property and equipment, net	503	733
Other assets
Licenses, net	1,917	2,082
Other assets	570	1,194

Total assets	$9,947	$13,193

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other liabilities	$2,793	$3,459
Senior secured notes, net of unamortized discount	—	724
Deferred revenue	62	150

Total current liabilities	2,855	4,333
Long-term deferred revenue	132	184

Total liabilities	2,987	4,517

Commitments and contingencies
Shareholders’ equity
Preferred stock, $.10 par value; 5,000 shares authorized,
Series B, 28 shares and Series D, 665 shares issued and outstanding on March 31, 2014 and June 30, 2013, respectively	69	69
Common stock, $.001 par value; 100,000 shares authorized, 38,336 and 35,339 issued and outstanding on March 31, 2014 and June 30, 2013, respectively	38	35
Additional paid-in capital	201,025	197,409
Accumulated deficit	(194,172)	(188,837)

Total shareholders’ equity	6,960	8,676

Total liabilities and shareholders’ equity	$9,947	$13,193

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Operations Data

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands, except per share data)	2014	2013	2014	2013

Revenues
Hosted software services	$523	$675	$1,720	$2,050
Telehealth products and services	698	735	2,766	1,332

Total revenues	1,221	1,410	4,486	3,382
Operating expenses
Cost of revenues	835	1,004	3,072	2,521
Selling, general and administrative	1,602	1,778	5,071	5,140
Product development	275	273	780	834
Depreciation and amortization	191	213	569	621

Total operating expenses	2,903	3,268	9,492	9,116

Operating loss	(1,682)	(1,858)	(5,006)	(5,734)
Other (expense) income, net	101	(812)	(26)	(2,184)

Net loss	(1,581)	(2,670)	(5,032)	(7,918)

Basic and diluted loss per common share	$(0.04)	$(0.11)	$(0.20)	$(0.33)

Comprehensive operations
Net loss	$(1,581)	$(2,670)	$(5,032)	$(7,918)

Comprehensive loss	$(1,581)	$(2,670)	$(5,032)	$(7,918)

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